Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated

April 12, 2004

BY AND AMONG

RAUCH ACQUISITION CORPORATION

 (“Purchaser”)

SYRATECH CORPORATION

(“Seller”)

AND

RAUCH INDUSTRIES, INC.

(the “Company”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 12, 2004, is entered into by and among Rauch Acquisition Corporation, a Delaware corporation (“Purchaser”), Syratech Corporation, a Delaware corporation (“Seller”) and Rauch Industries, Inc., a North Carolina corporation and a wholly-owned subsidiary of Seller (the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of manufacturing, importing, marketing, selling and distributing seasonal products; and

WHEREAS, Seller owns One Thousand (1,000) shares of the Company’s common stock which shares constitute all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, Seller desires to sell, assign and transfer to Purchaser the Shares and Purchaser desires to acquire the Shares from Seller, all upon the terms and conditions set forth herein; and

WHEREAS, this Agreement sets forth the terms and conditions pursuant to which the Purchaser will acquire from Seller the Shares.

NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.                                   Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“12/31 Balance Sheet” has the meaning set forth in Section 2.4 of this Agreement.

“12/31 Net Working Capital” has the meaning set forth in Section 2.4 of this Agreement.

“Accounts Receivable” means all accounts and notes receivable, negotiable instruments and chattel paper the rights to which were generated by the operations of the Company, and other evidences of indebtedness of, and rights to receive payments from, any person which relate to the operation of the Company, including, without limitation, charges for products and services rendered but not yet billed (determined regardless of whether such charges are presently billable pursuant to the terms of the contract under which such services were rendered).

“Arbitrating Accounting Firm” has the meaning set forth in Section 2.4(c)(i) of this Agreement.

“Assumption Agreement” has the meaning set forth in Section 2.2 of this Agreement.

“Cash Reconciliation Payment” has the meaning set forth in Section 2.4(b)(i) of this Agreement.

“Code” has the meaning set forth in Section 3.13(a) of this Agreement.

“Company Bank Account” has the meaning set forth in Section 2.4(a)(i) of this Agreement.

 “Closing” means the consummation and effectuation of the transaction contemplated herein pursuant to the terms and conditions of this Agreement.

“Closing Date” means April 12, 2004, or such other date as agreed to by Seller and Purchaser.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date Cash” has the meaning set forth in Section 2.4(a)(i) of this Agreement.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.4(b) of this Agreement.

“Company” means Rauch Industries, Inc., a North Carolina corporation and a wholly-owned subsidiary of Seller.

“Consent” has the meaning set forth in Section 3.18 of this Agreement.

“Encumbrances” means any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, encroachments, rights of first refusal, subleases, conditional sales agreements, options, mortgages, indentures, easements, licenses, restrictions, rights of way, servitude, equitable interest, or other covenants, agreements, understandings, obligations, defects or irregularities affecting title to any of the Shares, or any assets of the Company, including, but not limited to the Real Property.

“Environmental Insurance Policy” has the meaning set forth in Section 11.4(a) of this Agreement.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization

Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act (solely as it relates to hazardous chemicals (but not including asbestos)), as amended, the Federal Insecticide, Fungicide Rodenticide Act, as amended, and any applicable state or local law having a similar subject matter, as well as any implementing regulations or decrees under any such applicable federal, state or local law.

“Environmental Permits” has the meaning set forth in Section 3.20 of this Agreement.

“ERISA” has the meaning set forth in Section 3.13(a) of this Agreement.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a) of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.  For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by the Company.

“Governmental Authority” means any federal, territorial, state or local governmental authority, supra-governmental authority, instrumentality, court, governmental or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, whether within or outside the United States.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance, oil, pollutant, or hazardous chemical  (as such terms are defined by or pursuant to any applicable Environmental Law, as in effect as of the date hereof, (but not including asbestos)) or (ii) is regulated or controlled as a hazardous substance, toxic substance, oil, pollutant, or hazardous chemical (not including asbestos) pursuant to any Environmental law, as in effect as of the date hereof.

“Indemnifying Party” has the meaning set forth in Section 11.5 of this Agreement.

“Intellectual Property” has the meaning set forth in Section 3.11 of this Agreement.

“Inter-Company Debt” has the meaning set forth in Section 2.4(a) of this Agreement.

“Knowledge of Seller or Company” means the actual knowledge, without due inquiry, of Michael B. Rowe and/or Gregory W. Hunt and/or, solely with respect to Section 3.20 of this Agreement, Albert L. Kramer, Esq.

“Loss” and “Losses” shall have the meaning set forth in Section 11.4 of this Agreement.

“Minimum Closing Date Accounts Receivable” has the meaning set forth in Section 2.4(a)(ii) of this Agreement.

“Minimum Closing Date Inventory” has the meaning set forth in Section 2.4(a)(iii) of this Agreement.

“Minimum Closing Date Net Working Capital” has the meaning set forth in Section 2.4(a)(iv) of this Agreement.

“Net Working Capital” has the meaning set forth in Section 2.4 of this Agreement.

“Purchase Price” means One Dollar ($1.00) cash paid for the Purchase of the Shares at the Closing.

“Purchaser” means Rauch Acquisition Corporation, a Delaware corporation.

“Prime Interest Rate” has the meaning set forth in Section 2.4(b)(i) of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2 of this Agreement.

“Real Property” has the meaning set forth in Section 3.9 of this Agreement.

“Retained Seller Liabilities” means those liabilities of the Company assigned to and assumed by Seller prior to the Closing Date and which are set forth on Schedule 2.2 attached hereto and any long term debt; Inter-Company Debt; interest-bearing debt; interest payable; accrued dividends and bank overdrafts; current income taxes; letters of credit; pension or post-retirement employee benefit plans; severance payments pursuant to existing written agreements; pre-Closing litigation; claims arising from pre-Closing occurrences; and liabilities arising under Environmental Laws, including Third-Party Actions related thereto, in accordance with and limited to the representations and warranties contained in Section 3.20 of this Agreement and subject to Section 11.4 of this Agreement.

“Returns” has the meaning set forth in Section 3.16 of this Agreement.

“Seller” means Syratech Corporation, a Delaware corporation and the parent of the Company.

“Service Fee” has the meaning set forth in Section 5.7 of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3 of this Agreement.

“Shares” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in Section 3.8 of this Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, association or other entity of which more than 50% (by number of vote) of the voting stock or other equity interest at the time outstanding shall at the time be owned by such Person directly or indirectly through one or more intermediaries.

“Taxes” has the meaning set forth in Section 3.16 of this Agreement.

“Tax Actions” has the meaning set forth in Section 3.16 of this Agreement.

“Welfare Benefit Plans” has the meaning set forth in Section 3.13(a) of this Agreement.

“Working Capital Reconciliation Payment” has the meaning set forth in Section 2.4(b)(ii) of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1.                                   Purchase and Sale.  Upon the terms and subject to the satisfaction or waiver, if permissible, of all the conditions set forth herein, on the Closing Date, Seller will sell, transfer, convey, assign and deliver to Purchaser the Shares, and Purchaser will purchase, accept and take assignment of the Shares from the Seller free and clear of all Encumbrances.

Section 2.2.                                   Retained Seller Liabilities.

Seller shall retain all Retained Seller Liabilities.  Notwithstanding the foregoing, and in addition, on or before the Closing Date, and prior to the purchase of the Shares by Purchaser, Seller and the Company will execute and enter into an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto (the “Assumption Agreement”), pursuant to which Company shall assign, and Seller shall assume the Retained Seller Liabilities specifically set forth on Schedule 2.2.

Section 2.3.                                   Purchase Price.  At Closing, Purchaser shall pay Seller the Purchase Price.

Section 2.4.                                   Company Cash and Working Capital Adjustment.  For purposes of the Agreement the term “Net Working Capital” shall mean, at the time of computation, the amount determined by adding the Company’s Accounts Receivable and inventory less current liabilities, provided however, and for purposes of clarification, the definition of Net Working Capital specifically excludes cash on hand (“Company Cash”) and cash in transit.

Subject to adjustment based on changes in Net Working Capital as of December 31, 2003 (the “12/31 Net Working Capital”) as reported on the Company’s December 31, 2003 balance sheet (the “12/31 Balance Sheet”) attached hereto as Schedule 2.4, and the Company’s actual Closing Date Cash (as defined below) and Closing Date Net Working Capital (the “Closing Date Net Working Capital”), each as reported on the Company’s Closing Date balance sheet (the “Closing Date Balance Sheet”), Seller and Purchaser agree as follows:

(a)                                  Seller Retention of Accounts Receivables, Closing Date Cash and Closing Date Net Working Capital Requirements.  Subject to Section 2.4(b), Seller has taken a preliminary pre-Closing distribution of Accounts Receivable in the amount of Fifteen Million Five Hundred Three Thousand Seven Hundred Eight Dollars and Seventy Six Cents ($15,503,708.76). The Accounts Receivable distribution shall be adjusted on or prior to the Closing Date to ensure that, on the Closing Date, and as reflected on the estimated Closing Date Balance Sheet attached hereto as Schedule 2.4(a) (the “Estimated Closing Date Balance Sheet”), the Company’s Closing Date Balance Sheet shall have or the Seller shall cause the Company’s Closing Date Balance Sheet (by return of  distribution) to have:

(i)                                     not less than Three Million One Hundred Fifty Two Thousand Seven Hundred Eight Dollars and Seventy Six Cents ($3,152,708.76) in Company Cash (the “Closing Date Cash”) which amount shall have been, on or before the Closing Date, and as a condition to Closing, deposited by Seller in a Company bank account designated by, or acceptable to, Purchaser and controlled by the Company (the “Company Bank Account”). Notwithstanding the foregoing, if the Closing Date does not occur on April 12, 2004, the Closing Date Cash requirement shall be reduced by Seventeen Thousand Dollars ($17,000.00) per business day until the actual Closing Date occurs unless Seller fails to comply with all of the material terms and conditions (including deliverables) of this Agreement, in which case no adjustment shall be made in the Closing Date Cash until the date in which Seller can demonstrate it is in full compliance, and such date is prior to the Closing Date.

(ii)                                  not less than One Million Seventy Seven Thousand Dollars ($1,077,000.00) in Accounts Receivable (the “Minimum Closing Date Accounts Receivable”).

(iii)                               not less than Seven Million Five Hundred Forty Thousand Dollars ($7,540,000.00) in inventory (the “Minimum Closing Date Inventory”).

(iv)                              not more than Three Hundred Sixty Thousand Dollars ($360,000.00) in current liabilities (the “Maximum Closing Date Current Liabilities”).

As a result, on the Closing Date, the Company shall have deposited the Closing Date Cash in the Company Bank Account and shall have a minimum Closing Date Net Working Capital of Eight Million Two Hundred Fifty Seven Thousand Dollars ($8,257,000.00) (the “Minimum Closing Date Net Working Capital”).

In addition, on the Closing Date, the Company shall have (i) no intercompany debt with Seller or any of its affiliates or Subsidiaries (“Inter-Company Debt”), which debt shall not be forgiven and shall have been satisfied in full by Seller pursuant to a Seller capital contribution to the Company, (ii) no long term debt and (iii) no bank accounts with negative book balances.

(b)                                 Determination of Closing Date Cash and Closing Date Net Working Capital.  In order to confirm the amount of the actual Closing Date Cash and Closing Date Net Working Capital, within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement for the Company dated as of the Closing Date.  The Closing Date Balance Sheet and the Closing Date Net Working Capital Statement (i) shall be prepared based on a consistent application of the accounting principles employed by the Company in the preparation of the 12/31 Balance Sheet and the Estimated Closing Date Balance Sheet, (ii) shall not take into consideration any events occurring after the Closing Date and (iii) shall reflect any adjustments necessary to insure (a) the Closing Date Cash has been delivered in full and deposited into the Company Bank Account and whether any Company bank account reported negative book balances and (b) the Closing Date Net Working Capital has the Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and the Maximum Closing Date Current Liabilities.  Purchaser shall permit Seller’s accountants, at Seller’s expense, reasonable access to and review of all work papers and other pertinent information used in connection with the preparation of the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement.

(i)                                     Closing Date Cash.  If it is determined that there is any shortfall in the amount of Closing Date Cash or any negative book balance in any Company bank account, then, unless there is a dispute as contemplated by Section 2.4(c)(i) below, the Seller shall return to the Company an amount equal to the difference between the amount by which the Company Bank Account had less than the Closing Date Cash plus an amount equal to any negative book balances in any Company bank account as of the Closing Date (the “Cash Reconciliation Payment”). Seller shall return the Cash Reconciliation Payment, if any, together with interest thereon at the prime interest rate as reported in The Wall Street Journal on the Closing Date, calculated on an annual basis but pro rated for the actual number of days for which interest is to be paid (the “Prime Interest Rate”), plus Two Percent (2.0%) from the Closing Date to the date of payment, by wire transfer of same-day funds, not later than the third (3rd) business day after determination of the actual Closing Date Cash, to an account that the Company shall designate.

(ii)                                  Closing Date Net Working Capital.   If the actual Closing Date Net Working Capital as shown on the Closing Date Balance Sheet is more than Fifty Thousand Dollars ($50,000.00) less than the Minimum Closing Date Net Working Capital, then, unless there is a dispute as contemplated in Section 2.4(c)(ii) below, Seller shall return to the Company the full amount of the difference between the amount by which the actual Closing Date Net Working Capital as shown on the Closing Date Net Working Capital Statement is less than the Minimum Closing Date Net Working Capital (the “Working Capital Reconciliation Payment”).  Seller shall return the Working Capital Reconciliation Payment, if any, together with interest thereon at the Prime Interest Rate plus Two Percent (2.0%) from the Closing Date to the date of payment, by wire transfer of same-day funds, not later than the third (3rd) business day after determination of the actual Closing Date Net Working Capital, to an account that the Company shall designate.

(c)                                  Disputes.

(i)                                     Closing Date Cash.  If Seller notifies Purchaser in writing within ten (10) business days after receipt of the Closing Date Balance Sheet that Seller disagrees with the determination of the Closing Date Cash, and such notice states with reasonable specificity the basis for such disagreement, Seller and Purchaser shall attempt in good faith to resolve such dispute as soon as possible.  If the parties are unable to resolve such dispute within thirty (30) days after Purchaser’s receipt of such notice, Seller and Purchaser shall as soon as reasonably practicable thereafter jointly submit such dispute for arbitration to an independent certified public accounting firm mutually acceptable to Seller and Purchaser (or, if the parties cannot agree on such an arbitrating accounting firm, to KPMG’s Atlanta office (the “Arbitrating Accounting Firm”) for the purpose of resolving the dispute set forth in such notice. The review performed by the Arbitrating Accounting Firm shall be limited to the issues identified in the notice, which issues shall only relate to whether the amount of the Closing Date Cash was in fact in the Company Bank Account and whether the Company had any other Company bank accounts with negative book balances. The Arbitrating Accounting Firm shall review and decide if any return is required to be made by Seller to the Company and, if so, how much within thirty (30) days after such submission.  The decision of the Arbitrating Accounting Firm shall be set forth in writing and delivered to Seller and Purchaser. The decision of the Arbitrating Accounting Firm shall be final and binding on Seller and Purchaser.  Not later than the third (3rd) business day after delivery of the final and binding Closing Date Cash amount by the Arbitrating Accounting Firm, Seller shall return to the Company all amounts then due, as determined by the Arbitrating Accounting Firm, together with interest thereon at the Prime Interest Rate plus Two Percent (2.0%) from the Closing Date to the date of payment, by wire transfer of same-day funds to an account that the Company shall designate to Seller.

(ii)                                  Closing Date Working Capital.  If Seller notifies Purchaser in writing within ten (10) business days after receipt of the Closing Date Balance Sheet that Seller disagrees with the determination of the Closing Date Net Working Capital as shown on the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement (and Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and Maximum Current Liabilities) and that such dispute would result in an adjustment to the Closing Date Net Working Capital reflected on the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement of at least Fifty Thousand Dollars ($50,000.00), and such notice states with reasonable specificity the basis for such disagreement, Seller and Purchaser shall attempt in good faith to resolve such dispute as soon as possible.  If the parties are unable to resolve such dispute within thirty (30) days after Purchaser’s receipt of such notice, Seller and Purchaser shall as soon as reasonably practicable thereafter jointly submit such dispute for arbitration to an independent certified public accounting firm mutually acceptable to Seller and Purchaser or, if the parties cannot agree on such an arbitrating accounting firm, the Arbitrating Accounting Firm for the purpose of resolving the dispute set forth in such notice.  The review performed by the Arbitrating Accounting Firm shall be limited to the issues identified in the notice, which issues shall only relate to whether the Closing Date Net Working Capital (and Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and Maximum Closing Date Current Liabilities), as shown on the Closing Date Balance Sheet and Closing Date Net Working Capital Statement, have been calculated correctly based on a consistent application of the accounting principles employed by the Company in the preparation of the 12/31 Balance Sheet, the 12/31 Net Working Capital Statement and the Estimated Closing Date Balance Sheet. The Arbitrating Accounting Firm shall review and decide the issue or issues that are the subject of such dispute as specified in such notice within thirty (30) days after such submission.  The decision of the Arbitrating Accounting Firm shall be set forth in writing and delivered to Seller and Purchaser. The decision of the Arbitrating Accounting Firm shall be final and binding on Seller and Purchaser, and the Closing Date Net Working Capital reflected on the Closing Date Balance Sheet and Closing Date Net Working Capital Statement (and Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and Maximum Closing Date Current Liabilities), as adjusted to reflect the determination of the Arbitrating Accounting Firm, shall constitute the final and binding “Closing Date Net Working Capital” (and Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and Maximum Closing Date Current Liabilities) for purposes of Section 2.4(b); provided, that the 12/31 Net Working Capital reflected on the 12/31 Net Working Capital Statement shall not be adjusted unless and until the decision of the Arbitrating Accounting Firm would result in an adjustment to the 12/31 Net Working Capital shown on the 12/31 Net Working Capital Statement submitted by Seller of at least Fifty Thousand Dollars ($50,000.00).  If the final and binding Closing Date Net Working Capital as determined by the Arbitrating Accounting Firm is less than the Minimum Closing Date Working Capital (or the Minimum Closing Date Accounts Receivable and/or Minimum Closing Date Inventory are less than the Closing Date Accounts Receivable or Inventory respectively or the current liabilities are more than the Maximum Closing Date Current Liabilities) then, not later than the third (3rd) business day after delivery of the final and binding Closing Date Net Working Capital by the Arbitrating Accounting Firm, Seller shall return to the Company an amount equal to the difference between the final and binding Minimum Closing Date Working Capital (and/or Minimum Closing Date Accounts Receivable and/or Minimum Closing Date Inventory and/or Maximum Closing Date Current Liabilities) and the final and binding Closing Date Net Working Capital (and/or the Closing Date Accounts Receivable and/or the Closing Date Inventory and/or Maximum Closing Date Current Liabilities, respectively) as determined by the Arbitrating Accounting Firm, together with interest thereon at the Prime Interest Rate plus Two Percent (2.0%) from the Closing Date to the date of payment, by wire transfer of same-day funds to an account that the Company shall designate to Seller. If the final and binding Closing Date Net Working Capital (and Minimum Closing Date Accounts Receivable, Minimum Closing Date Inventory and Maximum Closing Date Current Liabilities) as determined by the Arbitrating Accounting Firm is greater or less than (in the case of the Maximum Closing Date Current Liabilities)

the 12/31 Net Working Capital, then no adjustment shall occur. The fees and costs of the Arbitrating Accounting Firm shall be shared equally by Purchaser and Seller.

Section 2.5.                                   The Closing.  The Closing shall be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.  It is the intent of the parties that this Agreement, and all documents and agreements executed in connection herewith, be effective as of the Closing Date.  The parties agree to execute and deliver such additional documents and agreements as may be necessary to effect the intent of the parties expressed herein, including, transferring the Shares to the appropriate parties and causing liabilities to be paid by the appropriate parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows (with the understanding that Purchaser is relying materially on each such representation and warranty in entering into and performing this Agreement):

Section 3.1.                                   Corporate Status of Seller and the Company.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full power and authority to own, lease and operate properties and to carry on its business as now conducted and as proposed to be conducted.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has the full power and authority to own, lease and operate properties and to carry on its business as now conducted and as proposed to be conducted.  Complete and correct copies of the certificate of incorporation and bylaws of the Company and all amendments thereto have been delivered to Purchaser and have been certified by the Secretary of the Company.  The Company is qualified to do business as a foreign corporation and is in good standing in the states set forth on Schedule 3.1 attached hereto. To the Knowledge of Seller, the Company has not received any notice or communication from any other jurisdiction to the effect that it is or may be required to qualify to do business as a foreign corporation in any such jurisdiction, except as set forth on Schedule 3.1.

Section 3.2.                                   Capitalization; Ownership of Shares.  The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, par value One Dollar ($1.00) per share, of which One Thousand (1,000) shares are issued and outstanding.  No shares of preferred stock are issued or outstanding.  All such issued and outstanding Shares are duly authorized, validly issued, fully paid, and nonassessable.  Except for the Shares, there are, and, as of the Closing Date there will be, no other equity or debt securities of the Company outstanding.  All of the Shares are owned of record and beneficially by Seller.  None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

Section 3.3.                                   No Encumbrance on Shares.  Seller is the true and lawful owner, of record and beneficially, of the Shares, free and clear of any Encumbrance; none of the Shares is subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Shares is and as of the Closing Date will be subject to any restrictions on transfer thereof; and Seller has and as of the Closing Date will have the full power and authority to convey, and will convey to Purchaser at the Closing, good and marketable title to the Shares, free and clear of any Encumbrances.

Section 3.4.                                   Other Rights to Acquire Capital Stock. There are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company or from Seller any equity or debt securities of the Company or securities convertible into or exchangeable for equity or debt securities of the Company.

Section 3.5.                                   Subsidiaries.  The Company has no Subsidiaries.

Section 3.6.                                   Due Authorization; No Conflicts.  Seller and the Company have the full corporate power and corporate authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by Seller and the Company in connection herewith.  The execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents have been duly authorized by the Board of Directors of each of Seller and the Company.  This Agreement has been duly and validly executed and delivered by each of the Company and Seller, in each case, and constitutes a valid and binding obligation of the Company and Seller, in each case enforceable in accordance with its terms.  The execution, delivery, and performance of (a) this Agreement by the Company and Seller will not (i) to the Knowledge of Seller, violate any federal, state, county, or local law, rule, or regulation applicable to any such party, or their respective properties, (ii) to the Knowledge of Seller, violate or conflict with, or permit the cancellation of, any agreement to which any such party, is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (iii) permit the acceleration of the maturity of any indebtedness, or indebtedness secured by the property of, any such party, or (iv) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or Seller.

Section 3.7.                                   Financial Statements. The following Financial Statements (herein so called) of the Company are attached hereto on Schedule 3.7:

(a)                                  balance sheets and statements of income and cash flow of the Company as of and for each of the years ended December 31, 2002, 2001, and 2000.

(b)                                 the 12/31 Balance Sheet, 12/31 Net Working Capital Statement and statements of income and cash flow of the Company as of and for the year ended December 31, 2003 (collectively with (a) above and (c) below, the “Financial Statements”).

(c)                                  the Estimated Closing Date Balance Sheet.

The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position and results of operations (except for the omission of footnotes) of the Company as of the indicated dates and for the indicated periods.  Except to the extent reflected or provided for in the 12/31 Balance Sheet, the Company has no liabilities or obligations (whether absolute, contingent, or otherwise), other than open-account current liabilities incurred in the ordinary course of business subsequent to December 31, 2003; and to the Knowledge of the Company and Seller, there exists no basis for the assertion of any such liability or obligation.  Since December 31, 2003, there has been no material adverse change in the financial position, assets, results of operations, or business of the Company. To the Knowledge of the Company and Seller, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which could have a material adverse effect on the financial position, assets, results of operations, or business of the Company.

Section 3.8.                                   Conduct of Business; Certain Actions.  Except as set forth on Schedule 3.8, since December 31, 2003, the Company has not (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any holder of capital stock of the Company (a “Stockholder”) and has not purchased, retired, or redeemed any capital stock from any Stockholder, (b) except for payments authorized by this Agreement, increased the compensation of any of the directors, officers, or key employees or sales representatives of the Company or, except for wage and salary increases made in the ordinary course of business and consistent with the past practices of the Company, increased the compensation of any other employees or sales representatives of the Company, (c) made any capital expenditures exceeding Ten Thousand Dollars ($10,000.00) individually or Twenty Five Thousand Dollars ($25,000.00) in the aggregate, (d) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded Ten Thousand Dollars ($10,000.00) individually or Twenty Five Thousand Dollars ($25,000.00) in the aggregate (other than sales of inventory in the ordinary course of business), (e) discharged or satisfied any Encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business, (f) made or guaranteed any loans or advances to any party whatsoever, (g) suffered or permitted any material Encumbrance to be created against or upon any of the assets of the Company, real or personal, tangible or intangible, (h) cancelled, waived, or released any of the Company’s debts, rights, or claims against third parties, (i) made any change in the method of accounting of the Company, (j) made any investment or commitment therefore in any person, business, corporation, association, partnership, joint venture, trust, or other entity, (k) amended or experienced a termination of any material contract, agreement, lease, franchise, or license to which the Company is a party, except in the ordinary course of business, (l) incurred or assumed any indebtedness (whether directly or by way of guaranty or otherwise) for borrowed money, except in the ordinary course of business, (m) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any assets, or (n) materially accelerated the collection of Accounts Receivable or decelerated payment of accounts payable, except in the ordinary course of business consistent with past practice.

Section 3.9.                                   Properties.

(a)  The Company has good and marketable title to and owns the real property listed on Schedule 3.9(a) free and clear of all Encumbrances (the “Real Property”).  The Company is not a party to any real property lease, sublease or assignment, either as tenant or landlord.

(b)                                 Attached hereto as Schedule 3.9(b) is a list and description of all personal properties (including inventory but excluding, in the case of personal properties other than inventory, any asset having a book value of less than Twenty Five Thousand Dollars

($25,000.00) as of December 31, 2003) owned or leased by the Company or the Seller as of the date hereof and which are utilized by the Company.   To the Knowledge of Seller, the personal properties are free and clear of all Encumbrances.  Except as set forth on Schedule 3.9(b), to the Knowledge of Seller, the physical and personal properties owned by the Company in the conduct of its business are in good operating condition and repair, normal wear and tear excepted, and are free from material defects.

Section 3.10.                             Licenses and Permits.  To the Knowledge of Seller, attached hereto as Schedule 3.10 is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the Company and necessary to operate the business in the normal course.  To the Knowledge of Seller, the Company has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, certificates, and permits, and, to the Knowledge of Seller, no material violation of any such licenses, certificates, or permits has occurred.  To the Knowledge of Seller, no additional license, certificate, or permit is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of the Company, including with respect to any compliance with any Environmental Laws, which, if not obtained, would materially and adversely affect the business or properties of the Company.  No claim has been made by any Governmental Authority (and, to the Knowledge of Seller, no such claim is anticipated) to the effect that a license, permit, or order is necessary in respect of the business conducted by the Company.

Section 3.11.                             Intellectual Property Rights.  To the Knowledge of Seller, Schedule 3.11 hereto contains a true and complete list of (a) all patents, patent applications, trademarks, trademark registrations, and trademark applications service marks, service mark registrations, and service mark applications, trade names, and copyrights, copyright registrations, and copyright applications (collectively, “Intellectual Property”) owned by the Company.  To the Knowledge of Seller, the Company has good and indefeasible title, free and clear of any Encumbrances, to, owns or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property.  The Company has not granted to any third party exclusive licenses or options to obtain exclusive licenses under any of the Intellectual Property owned by the Company listed on Schedule 3.11 hereto.

Section 3.12.                             Compliance with Laws.  To the Knowledge of Seller, the Company has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders applicable to its business and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Company or any of its properties or operations are subject.  To the Knowledge of Seller, no claim has been made by any Governmental Authority (and, to the Knowledge of Seller, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any law, rule, regulation, or ordinance.

Section 3.13.                             Employee Benefit Matters.

(a)                                  Welfare Benefit Plans.  Attached hereto as Schedule 3.13(a) is a list of each “employee benefit plan,” as defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (and any sections of the Internal Revenue Code of 1986, as amended (the “Code”), which are amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended (“ERISA”) with respect to which the Company has any obligation or liability (contingent or otherwise), including any multiemployer welfare plan (within the meaning of section 3(37) of ERISA) (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”).

(b)                                 Pension Benefit Plans.  Attached hereto as Schedule 3.13(b) is a list of each “employee pension benefit plan” (as defined in section 3(2) of ERISA) with respect to which the Company has any obligation or liability (contingent or otherwise), including any multiemployer plan (as defined in section 3001(a)(3) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”).  With respect to each Pension Benefit Plan, including an “individual account plan” (as defined in section 3(34) of ERISA), Schedule 3.13(b) attached hereto accurately sets forth (x) the amount of and liability of the Company for contributions due with respect to such Pension Benefit Plan as of March 31, 2004, and (y) the amount of any contribution paid with respect to such Pension Benefit Plan as of March 31, 2004.

(c)                                  Benefit Plan Compliance.  To the Knowledge of Seller, all of the Welfare Benefit Plans and Pension Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) currently comply with the provisions of ERISA, the Code (including section 410(b) of the Code relating to coverage where required in order to be tax-qualified under section 401(a) or 403(a) of the Code) and all other applicable laws and regulations.  Each Pension Benefit Plan that is intended to be qualified under Section 401 of the Code is so qualified.

(d)                                 No Prohibited Transactions.  To the Knowledge of Seller, neither the Company nor any of its respective agents or representatives have engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any “prohibited transaction” (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code with respect to any Welfare Benefit Plan or Pension Benefit Plan.

(e)                                  Effect of Consummation.  To the Knowledge of Seller, except as set forth on Schedule 3.13(e), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current employee of the Company to severance pay or unemployment compensation, to the Knowledge of Seller, no former employee, has any written agreement with the Company entitling him or her to any such payment, or (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current employee.

Section 3.14.                             Contracts and Agreements.  Attached hereto as Schedule 3.14 is a list of all written contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company is a party or by which the Company or its properties are bound, pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases, or other agreements during the term thereof, Twenty Five Thousand Dollars ($25,000.00) or greater, or which are otherwise material to the business of the Company.  To the Knowledge of Seller, each such contract, commitment, lease and other agreement is in full force and effect, and the Company is not in default, and, to the Knowledge of Seller, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any of such contracts, commitments, leases, or other agreements.  To the Knowledge of Seller, the Company has not waived any material right under any such contracts, commitments, leases, or other agreements.  The Company has not guaranteed any obligations of any other person.

Section 3.15.                             Claims and Proceedings.  Attached hereto as Schedule 3.15 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the Knowledge of Seller, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or before or by any Governmental Authority.  The Seller is retaining all liabilities associated with or related to any such claims, actions, suits, proceedings, and investigations disclosed on Schedule 3.15 or otherwise existing as of the Closing Date or arising from any action of Seller or the Company prior to the Closing Date.

Section 3.16.                             Taxes.

(a)                                  To the Knowledge of Seller, all federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other tax (collectively, including any liability in respect thereof as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) and together with additional assessments, penalties and interest chargeable in connection therewith, “Taxes”) returns, reports, and declarations of estimated tax (collectively, “Returns”) which were required to be filed by the Company on or before the Closing Date have been filed within the time and in the manner provided by law, and, to the Knowledge of Seller, all such Returns are true and correct and accurately reflect the Tax liabilities of the Company.  To the Knowledge of Seller, there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits, other than the current audit of Seller which shall not have a material effect (collectively, “Tax Actions”) with respect to any Taxes owed or allegedly owed by the Company.  Other than the current audit, to the Knowledge of Seller, there is no basis for any Tax Actions.  Except as set forth on Schedule 3.16, no Taxes other than as set forth on the  Financial Statements are payable by the Company. Notwithstanding the foregoing, all Taxes due and owing and any tax refunds for any period prior to the Closing Date, including, but not limited to, any amounts due and owing for the preparation and filing of the consolidated tax return of Seller for the period ending on the Closing Date, shall be the responsibility and obligation of Seller to pay and discharge, and, in the case of tax refunds, to receive, and neither the Company nor Purchaser shall have any liability related thereto.

(b)                                 Neither Seller nor the Company will claim any Federal income tax loss or deduction on their tax return for the year ended December 31, 2003 or the short period ended the Closing Date with regard to the write-down of long-lived assets or inventory as described in Note 3 in the financial statements included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2003.

Section 3.17.                             Bank Accounts.  Attached hereto as Schedule 3.17 is a list of all banks or other financial institutions with which the Company currently has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.  As of the Closing Date, the only bank account of the Company shall be the Company Bank Account and such other bank accounts as shall be mutually agreed upon by the parties.  As of the Closing Date, the Company has no other active bank accounts and no bank account with a negative book balance.

Section 3.18.                             Certain Consents.  To the Knowledge of Seller, except as set forth on Schedule 3.18 attached hereto, no action, consent, or approval of, or filing with (each a “Consent”), any Governmental Authority or third party is required in connection with the execution, delivery, or performance of this Agreement (or any agreement or other document executed in connection herewith by the Company or Seller) or the transactions contemplated hereby or thereby.

Section 3.19.                             Brokers.  Neither the Company nor Seller has engaged, or caused any liability to be incurred to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

Section 3.20.                             Environmental Matters.  Except as described on Schedule 3.20 attached hereto, (a) there is no material uncured violation of any Environmental Law by, at, or from any site or facility currently owned or operated by the Company and except for federally permitted releases, there have been no material unreported releases of oil or Hazardous Substances by, at or from any site or facility currently owned or operated by the Company, or resulting from shipments by any such facility; (b) to the Knowledge of Seller, no Hazardous Substances are present at, on, or under the Real Property, or have been disposed of at any of the Real Property, excepting therefrom any such disposals which have been resolved in compliance with law; (c) the Company possesses all material permits, licenses, approvals and other authorizations required by Environmental Laws (collectively, “Environmental Permits”) for its operations and such Environmental Permits are valid, current and, to the Knowledge of Seller, there is no action pending and there are no pending notices or written complaints received to revoke, modify, terminate or amend any Environmental Permit; (d) the Company and its respective properties are now in material compliance with (i) all Environmental Laws and (ii) all requirements of Environmental Permits; (e) to the Knowledge of Seller, all emission control equipment installed at the Real Property is pursuant to requirements of Environmental Laws or Environmental Permits, and is operated in accordance with the requirements of Environmental Laws; (f) to the Knowledge of Seller, the Company has not received written notification that it is or there is a basis for it to become, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations or any of its currently operated properties, or formerly owned or leased properties where such claims, actions, obligations, proceedings, investigations, or evaluations have not been resolved, arising under or pursuant to Environmental Laws which address pollution or protection of the environment; and (g) the Company has not entered into any agreement with any Governmental Authority or other person by which responsibility was assumed by the Company or Seller, either directly or indirectly, for the conduct of any investigation or remediation of environmental conditions.  Except as described on Schedule 3.20 attached hereto, to the Knowledge of Seller, there are no underground storage tanks, and there have been no releases from underground storage tanks, located on the Real Property.  The Company and Seller have provided Purchaser with copies of all environmental, health or safety assessments, investigations or other reports relating to any Real Property that are in the Company’s or Seller’s possession, custody or control.

Section 3.21.  Insurance.  All  pre-Closing insurance policies in respect of Company are with solvent insurance carriers, are current in terms of premium payments, and Seller agrees that Purchaser or Company after the Closing Date may have access to such applicable insurance policies in the event that any claims are brought against the Company resulting from pre-Closing occurrences.  In addition, Seller shall continue to provide periodic loss summaries upon written request by the Company or its carriers for future insurance policy renewals.

Section 3.22.                             Controlled Group Liability.  To the Knowledge of Seller, the Company is not and will not be subject to any liability on account of the Company and Seller having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, ERISA Section 4001 or any similar foreign law.

Section 3.23.                             Insolvency.  The transactions contemplated hereby will not render Seller insolvent or subject Seller to any voluntary or involuntary proceedings seeking liquidation, reorganization or other relief under any bankruptcy or other similar law now or hereafter in effect, or cause Seller to seek the appointment of a trustee, receiver, liquidator or custodian of it or any part of its property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to, Seller that:

Section 4.1.                                   Status of Purchaser.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full power and authority to own, lease and operate properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.2.                                   Authority.  The execution, delivery and performance of this Agreement by Purchaser (i) have been duly authorized by all necessary action on the part of Purchaser, (ii) do not and will not violate or conflict with or result in any default under any agreement or other instrument or any court order, judgment or decree to which Purchaser is a party or by which Purchaser is bound, (iii) will not violate any federal, state, county, or local law, rule, or regulations applicable to Purchaser, and (iv) shall not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local government’s administrative or judicial authorities.  Purchaser has full legal capacity, power and authority to enter into and perform this Agreement.

Section 4.3.                                   Capitalization; Ownership of Shares. The authorized capital stock of Purchaser consists of Five Hundred Thousand (500,000) shares of common stock, par value One Cent ($0.01) per share, of which One Hundred (100) shares are issued and outstanding.  No shares of preferred stock are issued or outstanding.  All such issued and outstanding Shares are duly authorized, validly issued, fully paid, and nonassessable.

Section 4.4.                                   Brokers, Finders.  No agent, broker, investment banker or other person or entity acting on behalf of Purchaser, or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Purchaser, directly or indirectly, in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF SELLER

As an inducement to enter into and perform this Agreement, Seller and Company covenant and agree with Purchaser as follows:

Section 5.1.                                   Licenses, Permits and Approvals. The Company shall assist Purchaser as reasonably required in obtaining or transferring the licenses, permits, authorization and approvals necessary or appropriate for the operation of the Company on and after the Closing Date.

Section 5.2.                                   Inspection.  From the date hereof to the Closing Date, the Company shall give and cause the Company to give to Purchaser and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of the Company; provide Purchaser and its officers, attorneys, accountants, and representatives all information and material pertaining to the business and affairs of the Company as Purchaser may deem necessary Any investigation by Purchaser or its officers, attorneys, accountants, or representatives shall not in any manner affect any of the representations and warranties of the Company and Seller contained herein.  Notwithstanding the foregoing sentence, Purchaser is not aware of any facts or circumstances that would cause Purchaser to assert any claim for indemnification based upon the representations and warranties of the Company and Seller.

Section 5.3.                                   Compliance.  From the date hereof until the Closing Date, neither the Company nor Seller shall take or fail to take any action which would cause any of the representations and warranties made by Company and Seller herein to be untrue or incorrect as of the Closing Date.

Section 5.4.                                   Satisfaction of All Conditions Precedent.  From the date hereof to the Closing Date, the Company and Seller shall use their respective best efforts to cause all conditions precedent to the obligations of Purchaser hereunder to be satisfied by the Closing Date.

Section 5.5.                                   Exclusivity.  Neither Seller nor the Company will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a “takeover proposal” (as defined below, or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide any party with any nonpublic information, relating to any such takeover proposal or otherwise facilitate any effort to attempt to make or implement a takeover proposal.  As used in this Agreement, “takeover proposal” shall mean any proposal for the sale of a substantial equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

Section 5.6.                                   Information Technology Transfer.  For a period not to exceed forty-five (45) days after the Closing Date, Seller agrees, if feasible and pursuant to existing third-party agreements, to permit the Company to continue to use its information technology services, including but not limited to its email services and other software and document processing services currently utilized by the Company in the normal course and as set forth on Schedule 5.6 attached hereto.

Section 5.7.                                   Overseas Sourcing Operations.

(a)                                  Provision of Sourcing Operations Services.  Seller agrees to assist Purchaser and the Company in the transition of the Company’s overseas sourcing operations through the earlier of (i) December 31, 2004, or (ii) forty-five (45) days following written notice from Purchaser that it wishes to terminate said arrangement. Seller shall perform such sourcing services consistent with Seller’s past practices and in consideration thereof, the Purchaser shall pay to Seller each month for which services are to be rendered a fee in the amount of Twenty Five Thousand Dollars ($25,000.00) (“Service Fee”).  Payment of the Service Fee shall be due in advance of the rendering of such service at the address as set forth for Seller in Article 13 herein on or before the first (1st) day of each month.  For purposes hereof, in consideration of services rendered by Seller as of the Closing Date through April 30, 2004, a pro rata portion of the Service Fee shall be paid to Seller at Closing.

(b)                                 Nonsolicitation of Seller’s Overseas Employees.  In connection with the foregoing, the Company agrees that it shall not, other than with respect to Mr. Eric Chou, solicit, employ, discuss employment, recruit, attempt to recruit, hire or attempt to hire, or assist in any manner any other person to do so, any current or prospective employee(s) of the Seller or any former employee(s) of the Seller, whether based in Seller’s overseas or domestic offices, whose employment with the Seller terminated within twelve (12) months of the employee’s termination date.

Section 5.8.                                   Payroll Expenses.  The obligations set forth in this Section 5.8 shall collectively be the “Payroll Expenses.”

(a)                                  Salaried Employees.  One Hundred Twelve Thousand Seven Hundred Seventy Five Dollars and Seventy One Cents ($112,775.71) due and owing through April 15, 2004, shall be paid by Seller directly to salaried employees of the Company on or before April 15, 2004, in accordance with Company policy.

(b)                                 Other Payroll Obligations.  Twenty Eight Thousand Nine Hundred Forty Dollars and Forty Cents ($28,940.40) shall be paid by Seller to Purchaser at Closing for payment of the Company’s payroll obligations including office payroll and plant payroll, due and owing through April 12, 2004, and not including those set forth in Section 5.8(a), on or before April 12, 2004.

Section 5.9.                                   Consolidated Tax Returns.  Seller agrees to prepare and file a consolidated tax return for Seller and the Company for the periods up to and including the Closing Date.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations to be performed hereunder by Purchaser on the Closing Date shall be subject to the satisfaction, at or before the Closing Date, of all covenants and agreements contained herein which are to be performed by Seller at or prior to the Closing Date and to the fulfillment at, or prior to, the Closing Date of each of the following conditions precedent:

Section 6.1.                                   Truth of Representations and Warranties. The representations and warranties of each of Seller and the Company contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as through such representations and warranties had been made on and as of the Closing Date; each of Seller and the Company shall have performed and complied with all agreements required by this Agreement to be performed or complied with by each of Seller and the Company at or prior to the Closing Date; and Purchaser shall have received a certificate, dated as of the Closing Date, signed by Seller and the Company to the foregoing effect.

Section  6.2.                                No Litigation Threatened.  No action, suit or other proceeding shall be pending before any court, tribunal or Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transaction contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.

Section 6.3.                                   Performance. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Seller and the Company on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing Date, and Seller shall have delivered to Purchaser on the Closing Date a certificate, dated as of the Closing Date, to such effect.

Section  6.4.                                Consents and Approvals. All governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received and all applicable time periods shall have expired or have been terminated thereunder.

Section 6.5.                                   Permits and Licenses. Seller shall have provided such assistance as reasonably required by Purchaser to enable Purchaser to obtain all permits, licenses, certificates and governmental authorizations, approvals or related certifications necessary for the operation of the Company by Purchaser after the Closing Date.

Section 6.6.                                   Closing Deliveries of Seller.  Seller shall have executed and delivered to Purchaser each of the closing documents listed under Section 8.1.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations to be performed hereunder by Seller on the Closing Date shall be subject to the satisfaction, at or before the Closing Date, of all covenants and agreements contained herein which are to be performed by Purchaser at or prior to the Closing Date and to the fulfillment at, or prior to, the Closing Date, of each of the following conditions precedent:

Section 7.1.                                   Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, and all representations and warranties set forth in any Exhibit or Schedule attached hereto, shall be true, complete and correct as of the Closing Date, without the necessity of any amendment or modification, with the same force and effect as if made as of the Closing Date, and Purchaser shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, signed by Purchaser, to such effect.

Section 7.2.                                   Performance. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing Date, and Purchaser shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

Section 7.3.                                   No Litigation Threatened.  No action, suit or other proceeding shall be pending before any court, tribunal or Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof could result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.

Section 7.4.                                   Consents and Approvals. All governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received and all applicable time periods shall have expired or have been terminated thereunder.

Section 7.5.                                   Closing Deliveries of Purchaser.   Purchaser shall have executed and delivered to Seller each of the closing documents listed under Section 8.2.

ARTICLE 8

CLOSING CONDITIONS

Section 8.1.                                   Conditions to  Obligations of Purchaser.  All obligations of Purchaser to consummate the transactions contemplated hereby are subject to fulfillment by Seller of each of the following:

(a)                                  Resignations.  Seller and the Company shall cause each officer and director of the Company to deliver their written resignations to Purchaser, which resignations shall be effective as of the Closing Date and shall be in form of Exhibit B attached hereto.  Each such resignation shall state that the Company is not in any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise except for accrued salary.  Seller and the Company shall cause all persons serving as trustees with respect to any Welfare Benefit Plan or Pension Benefit Plan to deliver their written resignations to Purchaser, which resignations shall be effective as of the Closing and shall be in form and substance satisfactory to Purchaser.

 (b)                              Injunctions.  No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or seeking damages on account thereof.

(c)                                  The Certificates for the Shares.  Purchaser shall have received from Seller or his duly appointed agent and attorney-in-fact the stock certificate or certificates representing all of the Shares owned by Seller, free and clear of any Encumbrances, duly endorsed for transfer or accompanied by stock powers duly executed in blank.

 (d)                              Release from Encumbrances.  The Company shall have received (and delivered to Purchaser) a release from Seller and a consent from any existing lender(s) or secured parties of all respective Encumbrances it or they has against the Company, in form and substance reasonably satisfactory to Purchaser.

(e)                                  Good Standing and Closing Certificates.  Seller and the Company shall have delivered good standing certificates, officer’s certificates, and similar documents and certificates as counsel for Purchaser shall have reasonably requested prior to the Closing Date.

(f)                                    Assumption Agreement.  Seller shall have executed the Assumption Agreement in accordance with Section 2.2 and substantially in the form of Exhibit A attached hereto.

(g)                                 Closing Date Cash and Company Bank Account.  Seller shall have returned or contributed the amount of the Closing Date Cash into the Company Bank Account.

(h)                                 No Negative Bank Book Balances.  The Company shall provide a certificate certifying that there are no then open Company bank accounts with negative book (general ledger) balances as of the Closing Date.

(i)                                     Environmental Insurance Policy.  The Seller shall have purchased and secured the Environmental Insurance Policy.

(j)                                     Environmental Insurance Premium Payment.  Seller shall have delivered the Seller Premium Payment to Aon Environmental.

(k)                                  Pay-Roll Expenses.  The Seller shall have delivered the full amount of the Pay-Roll Expenses to the Company Bank Account and/or to the salaried employees pursuant to Section 5.8 of the Agreement.

Section 8.2.                                   Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

(a)                                  Purchase Price.  Purchaser shall have delivered to Seller the Purchase Price in accordance with Section 2.3.

(b)                                 Good Standing and Closing Certificates.  Purchaser shall have delivered to Seller such good standing certificates, officer’s certificates, and similar documents and certificates as counsel for Seller shall have reasonably requested prior to the Closing Date.

ARTICLE 9

TERMINATION

Section 9.1.                                   Termination.  This Agreement may be terminated prior to the Closing by (a) the mutual consent of Purchaser and Seller, (b) Seller upon the failure of Purchaser to perform or comply with any of its covenants or agreements contained herein prior to the Closing or if any representation or warranty of Purchaser hereunder shall not have been true and correct as of the time at which such was made, (c) Purchaser upon the failure of Seller and the Company to perform or comply with any of its covenants or agreements contained herein prior to the Closing or if any representation or warranty of Seller or the Company hereunder shall not have been true and correct as of the time at which such was made, (d) either Seller or Purchaser if the Closing does not occur by April 30, 2004, unless extended by mutual agreement, provided, that no party may terminate this Agreement pursuant to (b) or (c) above if such party is, at the time of any such attempted termination, in material breach of any term hereof.

Section 9.2.                                   Effect of Termination.  Upon the termination of the Agreement pursuant to Section 9.1 hereof, the parties shall be relieved of any further obligations under this Agreement other than (i) confidentiality obligations and expense allocation provisions contained herein and (ii) in respect of any breaches of this Agreement occurring prior to such termination.

ARTICLE 10

FURTHER AGREEMENTS

Section 10.1.                             Expenses of Sale.  Each party to this Agreement shall bear its own legal, accounting and other related expenses in connection with the purchase and sale provided for herein, including any commissions pursuant to its agreements with third parties.

Section 10.2.                             Consents.  Purchaser and Seller shall take all steps reasonably necessary to obtain the written consent or approval of each governmental agency or third party whose consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement.

Section 10.3.                             Third Party Reliance on Seller Representations and Warranties.  The Seller agrees that any third party financial partner of Purchaser may, subject to Section 11.4,  rely on the Seller’s representations and warranties contained herein for so long as such representations and warranties survive and that Seller will cooperate in good faith with any such parties in its due diligence investigation of the Company in contemplation of a financing transaction.

Section 10.4.                             Post Closing Insurance Claims. Seller agrees that it shall be its responsibility and obligation to make payments for any and all claims, actions or occurrences occurring prior to the Closing Date, whether known or unknown, that have not been paid or discovered prior to the Closing Date and which are covered by Seller insurance polices and further agree to reimburse the Company for any payments made by the Company after the Closing Date for any such claims, actions or occurrences arising from occurrences occurring prior to the Closing Date but not paid by the Company prior to the Closing Date and which are covered by Seller insurance policies.  The responsibility of Seller contemplated in this Section 10.4 shall be conditioned expressly upon (i) Purchaser providing written notice to Seller of the existence of any such material claims, and (ii) Purchaser agreeing to render reasonable assistance to Seller in the defense of such claims.

Section 10.5.                             Public Announcement.  The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to the sale and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, regulation, contract or by obligations pursuant to any public disclosure requirements.

Section 10.6.                             Tax Matters.  Following the Closing, Purchaser and the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company or Holdings relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective

Taxable Periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller so requests, the Company, as the case may be, shall allow the Seller to take possession of such books and records.

ARTICLE 11

REPRESENTATIONS AND INDEMNIFICATION

Section 11.1.                             Survival of Representations and Warranties.  The representations and warranties of the parties contained herein or in any certificate or writing delivered pursuant hereto shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, that the representations and warranties of Seller set forth in Sections 3.7 and 3.16 shall survive the Closing until the expiration of the applicable statute of limitations. The representations and warranties set forth in Section 3.20 shall survive the Closing for a period of four (4) years after the Closing Date and the representations and warranties of Seller set forth in Sections 3.1,3.2, 3.3 and 3.4 shall survive forever.  This Section 11.1 shall have no effect upon any other agreement, covenant or obligation of the parties hereunder, whether to be performed before or after the Closing.

Section 11.2.                             Indemnification by Seller.  Seller agrees to indemnify and hold harmless Purchaser (and, following the Closing, the Company) and each officer, director, employee and subsidiary of Purchaser (collectively, the “Purchaser Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, Encumbrances, demands, charges, suits, investigations, proceedings, judgments, penalties, reasonable costs, and expenses (including court costs and reasonable attorneys’ fees) which any of the Purchaser Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, arising out of (i) any material breach or default by Seller or the Company of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith excepting therefrom all indemnifications of environmental, health or safety matters relating to Hazardous Substances or Environmental Laws which shall be subject to and solely governed by Section 11.4; (ii) any Taxes owed by the Company with respect to all taxable periods ending on or prior to the Closing Date and the pre-Closing portion of amounts due and payable for Taxes in connection with all taxable periods beginning before and ending on the Closing Date; (iii) any failure to deliver the Shares free and clear of any Encumbrances; or (iv) any Retained Seller Liabilities.

Section 11.3.                             Indemnification by Purchaser.  Purchaser agrees to indemnify and hold harmless Seller and each officer, director, employee and subsidiary of Seller, or of the Company, prior to the Closing (collectively, the “Seller Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, investigations, proceedings, judgments, penalties, reasonable costs, and expenses (including court costs and attorneys’ fees) which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of (i) any breach or default by Purchaser of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement or document executed in connection herewith

Section 11.4.                             Environmental Insurance and Indemnification.

(a)                                  Environmental Insurance Policy.  On the Closing Date, Seller shall purchase and secure the Environmental Site Liability Policy which shall contain the terms, conditions and coverage set forth in the policy substantially in the form attached hereto as Exhibit C (the “Environmental Insurance Policy”) and including the terms contained in the “Confirmation of Coverage Evidencing the Environmental Site Liability Policy” attached hereto as Exhibit C-1 (the “Environmental Site Liability Binder”). Among other things, the Environmental Insurance Policy shall name Purchaser as the first named insured and Seller shall be a named insured, and any third party lender of the Company or any third party lender’s affiliate(s), may be, at the option of the Company, named as an additional insured party under the Environmental Insurance Policy.  On the Closing Date, Seller shall pay One Hundred Thirty Nine Thousand Four Hundred and Six Dollars and Fifty Three Cents ($139,406.53) (the “Seller Premium Payment”), which payment satisfies four (4) years of the premium payments due under the Environmental Insurance Policy.  Subject to the limitations set forth in Section 11.4(b), Seller shall be responsible for the payment of any deductible amounts imposed under the Environmental Insurance Policy. Purchaser and its assignees agree that it or they will not cancel or terminate the Environmental Insurance Policy or remove Seller as a named insured under the Environmental Insurance Policy.

(b)                                 Environmental Indemnity.  Seller agrees, for a period of four (4) years from the Closing Date, to indemnify and hold Purchaser, and following the Closing Date, the Purchaser and the Company, its or their successors and assigns, harmless from and against any and all costs, damages, losses, claims, liabilities, Encumbrances, demands, charges, suits, investigations, proceedings, judgments, penalties, reasonable and necessary expenses (including court costs and reasonable attorneys’ fees) which any of the Purchaser Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, solely related to any breach of the representations and warranties contained in Section 3.20, the removal of Hazardous Substances and remedial actions with regard to Hazardous Substances at, on or under the Real Property as of the Closing Date, provided that the removal or remediation of Hazardous Substances is required as a result of a violation of Environmental Laws or written lender requirement and provided further, that the clean up of Hazardous Substances was not a result of a voluntary clean up, unless such voluntary clean up was required by a lender or Governmental Authority (hereinafter referred to individually as a “Loss” and collectively as “Losses”).  Notwithstanding the foregoing, however, in no event shall the indemnification responsibility of Seller as contemplated by this Section 11.4(b) exceed, in the aggregate, Four Hundred Thousand Dollars ($400,000.00). This indemnity shall cover any Loss or Losses not covered by the Environmental Insurance Policy and any payments for deductibles imposed under the Insurance Policy.  This indemnity shall be conditioned upon (i) Seller receiving prompt written notification from the Purchaser Indemnified Parties of any claim for any Loss or Losses and adequate documentation substantiating same; and (ii) Purchaser Indemnified Parties first seeking to recover any Loss or Losses covered under the Environmental Insurance Policy and conforming to the requirements thereof.  The obligations of Seller under this Section 11.4(b) shall be transferable and assignable by the Company.

Section 11.5.                             Defense of Third-Party Claims.  Each respective Indemnified Party shall, and Purchaser and Seller agree to use their reasonable best efforts to cause each respective Indemnified Party to, give prompt written notice to the other Indemnified Party (each an “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third-Party Action”) in respect of which such Indemnified Party shall seek indemnification hereunder.  Subject to the last sentence of this Section 11.5, any failure so to notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 11 unless and to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-Party Action on such terms as they deem appropriate; provided, however, that:

(a)                                  The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such Third-Party Action;

(b)                                 The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment in respect of the validity of such Third-Party Action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief could be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

(c)                                  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third-Party Action unless such Third-Party Action is initiated by a Governmental Authority; and

(d)                                 The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its or their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Action (i) as to which the Indemnifying Party fails to assume the defense thereof within a reasonable length of time or (ii) to the extent the Third-Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party.

(e)                                  The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Action pursuant to this Article 11 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

Section 11.6.                             Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.5 hereof because no Third-Party Action is involved, the Indemnified Party shall notify the Indemnifying Party, in writing of any costs which it claims are subject to indemnification under the terms of this Article 11.  The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

ARTICLE 12

AMENDMENT AND WAIVER

Section 12.1.                             Amendment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller.

Section 12.2.                             Waiver.  Any terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, or such party’s counsel.  Unless specifically waived in writing, the failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1.                             Notices.  Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given (i) when delivered personally at the address set forth below for the intended party during normal business hours at such address, (ii) when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, (iii) when sent by recognized overnight courier or (iv) when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Purchaser:	Rauch Acquisition Corporation
1775 Eye Street, NW
8th Floor
Washington, DC 20006
Attention: Murry N. Gunty
Facsimile: (202) 367-3001

With a copy to:		Rauch Industries, Inc.
2408 Forbes Road
Gastonia, North Carolina 28056
Attention: Steven R. Hufft
Facsimile: (704) 868-4105

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Douglas C. Boggs
Facsimile: (202) 457-6315

If to Seller:		Syratech Corporation
175 McClellan Highway
East Boston, MA 02128
	Attention:	Gregory W. Hunt
Vice President and CFO
Facsimile: (617) 568-8178

with a copy to:		Faye A. Florence, Esq.
Vice President and General Counsel
Syratech Corporation
175 McClellan Highway
East Boston, MA 02128
Facsimile: (617) 568-1361

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto.  Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed delivered, given and received for all purposes of this Agreement as of (i) three (3) business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, (ii) one (1) business day after deposit with a recognized overnight courier service or (iii) upon confirmation of receipt of any facsimile transmission.  Notice given to a party hereto by any other method shall only be deemed to be delivered, given and received when actually received in writing by such party.

Section 13.2.                             Further Assurances.  Each of the parties hereto hereby agrees that after the Closing Date it will from time to time, upon the reasonable request of another party hereto, take such further action as the other may reasonably request to carry out the transfer of the Shares and the other transactions contemplated by this Agreement including, without limitation, the execution and delivery of all further evidences and instruments of transfer, assignment and assumption.

Section 13.3.                             Counterpart Executions; Facsimiles.  This Agreement and any of the Exhibits, Schedules or other documents attached hereto or otherwise contemplated hereby may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document.  Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature.  All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

Section 13.4.                             Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  Neither this Agreement nor any of the rights or obligations of any of the parties hereto may be assigned by any party hereto without the prior written consent of the other parties hereto.

Section 13.5.                             Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 13.6.                             Effectiveness.  This Agreement shall have no force or effect whatsoever unless and until the same shall have been executed and delivered by Purchaser and Seller.

Section 13.7.                             Invalid Provisions.  If any provision of this Agreement is deemed or held to be illegal, invalid, and unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

Section 13.8.                             Miscellaneous.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof; (b) is not intended to confer upon any other person or entity who or which is not a party hereto any rights or remedies hereunder; and (c) shall be governed in all respects, including validity, interpretation and effect, by the substantive laws of the State of North Carolina, without regard to its choice of law principles.

Section 13.9.                             Attorneys’ Fees and Costs.  In the event of any litigation or arbitration between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals.  If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the parties hereby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of such attorneys’ fees and costs to be awarded to the prevailing party.

Section 13.10.                       Attachments.  Attached hereto, and hereby incorporated by reference, are the following Schedules and Exhibits:

SCHEDULES

Schedule 2.2	Retained Seller Liabilities
Schedule 2.4	Company’s December 31, 2003 balance sheet
Schedule 2.4(a)	Estimated Closing Date Balance Sheet
Schedule 3.1	List of qualification states of the Company
Schedule 3.7	Financial Statements of the Company
Schedule 3.8	Conduct of Business; Certain Actions
Schedule 3.9(a)	List of real property owned by the Company
Schedule 3.9(b)	List of personal properties owned by the Company
Schedule 3.10	List of licenses, certificates & permits of Company
Schedule 3.11	List of Intellectual Property owned by the Company
Schedule 3.13(a)	List of Employee Benefit Plans
Schedule 3.13(b)	List of Employee Pension Benefit Plans
Schedule 3.13(e)	Effect of Consummation
Schedule 3.14	List of all written contracts and other agreements
Schedule 3.15	List litigation affecting the Company
Schedule 3.16	Taxes
Schedule 3.17	Bank Accounts
Schedule 3.18	Certain Consents
Schedule 3.20	Environmental Matters
Schedule 5.6	Information Technology Transfer

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Resignation
Exhibit C	Environmental Insurance Policy
Exhibit C-1	Confirmation of Coverage Evidencing the Environmental Site Liability Policy

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the day and year first above written.

PURCHASER:

RAUCH ACQUISITION CORPORATION

By:	/s/ Steven R. Hufft
	Name:	Steven R. Hufft
	Title:	President and Chief Executive Officer

SELLER:

SYRATECH CORPORATION

By:	Gregory W. Hunt
	Name:	Gregory W. Hunt
	Title:	Vice President and Chief Financial Officer

THE COMPANY:

RAUCH INDUSTRIES, INC.

By:	Gregory W. Hunt
	Name:	Gregory W. Hunt
	Title:	Vice President and Chief Financial Officer